Exhibit 3.251
Second Amended and Restated Limited Liability Company Agreement
OF

Raptor Labs HoldCo, LLC,

A Delaware Limited Liability Company

    The undersigned, being the sole member of Raptor Labs HoldCo, LLC, a Delaware limited liability company (the “Company”), does hereby execute this Second Amended and Restated Limited Liability Company Agreement of the Company (this “Agreement”), effective as of this 31 day of July 2024.
RECITALS

    WHEREAS, the Company was originally formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Law”);

    WHEREAS, the Member desires to replace all previous operating agreements, limited liability company agreements, and other such agreements governing the conduct of the Company with the terms and conditions set forth herein and enter into this Agreement.

ARTICLE I

MEMBER

TransDigm Inc., a Delaware corporation, is the sole member of the Company (the “Member'').

ARTICLE II

OFFICE

The principal office of the Company shall be located at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require.

ARTICLE Ill

PURPOSE

The sole purpose for which the Company is organized is to conduct any lawful business purpose as defined in the Law. The Company shall have all of the powers granted to a limited liability company under the laws of the Delaware.

ARTICLE IV

DURATION OF THE COMPANY

The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Member.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Member may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS

The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company's profits, losses and cash flow.

ARTICLE VII

MANAGEMENT

The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Member may deem necessary, to Law on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VIII

PLEDGE OF MEMBERSHIP INTEREST

Notwithstanding any other provision in this Agreement, the Member shall be entitled to pledge its membership interest, including all interests, economic rights, voting rights, control rights and status rights as a member, to, and otherwise grant a lien and security interest in its membership interest and all of its right, title and interest under this Agreement in favor of, any lender to the Company or an affiliate of the Company (or an agent on behalf of such lender) without any further consents, approvals or actions required by such lender (or agent), the Member, the Company or any other person under this Agreement or otherwise. So long as any such pledge of or security interest in the Member’s membership interest is in effect, no consent of the Company or the Member shall be required to permit a pledgee thereof to be substituted for the Member under this Agreement upon the exercise of such pledgee’s rights with respect to such membership interest. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a member under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a member and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by the Member shall constitute any necessary approval of such Member under the Law to the foregoing provisions of this Article 8. So long as any pledge of the Member’s membership interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee. All of the foregoing shall be subject to the limitations and other provisions applicable to the exercise of remedies contained in each of the Collateral Agreements. For purposes of the foregoing, “Collateral Agreements” means (1) the Guarantee and Collateral Agreement, dated as of June 23, 2006, as amended and restated as of December 6, 2010, as further amended and restated as of February 14, 2011, and as further amended and restated as of February 28, 2013 (as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and Goldman Sachs Bank USA, as collateral agent, (2) the Pledge and Security Agreement, dated as of February 13, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, (3) the Pledge and Security Agreement, dated as of February 24, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among TransDigm Inc., certain affiliates of TransDigm Inc. and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, and (4) other security agreements, guarantee agreements and pledge agreements that the Company may enter into from time to time.

ARTICLE IX
BOOKS AND RECORDS
The Company books shall be maintained at the Principal Office. The fiscal year of the Company shall end on such date in each year as shall be designated from time to time by the Member. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE X

AMENDMENTS
This Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

ARTICLE XI

INDEMNIFICATION

The Company shall at all times maintain officers’ insurance coverage, in form and substance satisfactory to the Member.

The Company shall indemnify and hold harmless the officers and the Member and their respective affiliates and such affiliates’ respective directors, officers, members, stockholders, partners, employees and agents, as the case may be (each an “Indemnified Party”), from and against any damages suffered or sustained by him or them by reason of any acts, omissions or alleged acts or omissions arising out of his, her or its or any other person’s activities on behalf of the Company or its Subsidiaries or in furtherance of the interests of the Company or its Subsidiaries; provided, that:

(a)the acts, omissions or alleged acts or omissions of an Indemnified Party upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or as a result of gross negligence, willful misconduct, knowing violation of law or material breach of this Agreement by such Indemnified Party or any other agreement between the Company and such Indemnified Party; and

(b)such Indemnified Party reasonably believed that any of his, her or its acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company.

Such indemnification shall be made only to the extent of the assets of the Company, and no Member shall have any personal liability on account thereof.

Expenses (including, without limitation, attorneys’ fees and expenses) incurred by any Indemnified Party in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this Article XI or under any other contract or agreement between such person and the Company. Such expenses incurred by such person may be so paid upon the receipt of the aforesaid undertaking.

The indemnification and advancement of expenses provided by this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise, both as to action in such person’s capacity and as to action in another capacity, and shall continue as to a person who has ceased to be an officer or Member and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such person.

The Company hereby acknowledges that an Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby agrees (i) that it (or, to the extent applicable, its insurance provider) is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Party may have against such other sources, and (iii) irrevocably waives, relinquishes and releases such other sources from any and all claims against such other sources for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by such other sources on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company. Any such other sources are express third party beneficiaries of this Article XI and, at the request of any Indemnified Party, the Company shall acknowledge its obligations under this Article XI to any such other sources.

Neither the amendment nor repeal of this Article XI nor the adoption of any other provision to this Agreement, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article XI in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE XII

BANKING

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms

ARTICLE XIII

APPLICABILITY OF UCC ARTICLE 8
The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:

“This certificate evidences an interest in Raptor Labs HoldCo, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XIV

MISCELLANEOUS

This Agreement is made by the Member for the exclusive benefit of the Company, the Member, and its successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this

Agreement, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first written above.

TransDigm Inc., its sole member

By:	/s/ Jessica L. Warren
Name:	Jessica L. Warren
Its:	General Counsel, Chief Compliance Officer, and Secretary